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                     May 31, 2024

       Stefan Schulz
       Chief Financial Officer
       PROS Holdings, Inc.
       3200 Kirby Drive, Suite 600
       Houston, Texas 77098

                                                        Re: PROS Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2023
                                                            Filed February 14,
2024
                                                            File No. 001-33554

       Dear Stefan Schulz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Technology